UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2018

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2018, MGM China Holdings Limited (“MGM China”), an indirect majority-owned subsidiary of MGM Resorts International (the “Company”), and MGM Grand Paradise, S.A., a wholly owned subsidiary of MGM China (“MGM Grand Paradise,” and together with MGM China, the “Borrowers”), entered into a fifth supplemental agreement (the “Supplement”), by and among the Borrowers and certain Lenders and Arrangers party thereto, which effected a fifth amendment and restatement of the credit agreement originally dated July 27, 2010 and attached as Schedule 3 to the Supplement (the “Amended and Restated Credit Agreement”), pursuant to which MGM China’s existing senior secured credit facilities were amended and restated in their entirety.

The Amended and Restated Credit Agreement provided for a reduction in the total revolving credit commitments from HK$11.31 billion to HK$7.8 billion and an increase in the total term loan commitments from HK$12.09 billion to HK$15.6 billion (the aggregate amount under the Amended and Restated Credit Agreement will remain unchanged). In addition, the final maturity date of the Amended and Restated Credit Agreement will be extended from April 29, 2019 to June 26, 2022, but no revolving credit loans or term loans shall remain outstanding after, and no revolving credit or term loan commitments shall be available after, March 31, 2022. The Amended and Restated Credit Agreement further provided that if MGM Grand Paradise does not obtain an extension to its gaming subconcession arrangement under the subconcession contract by March 31, 2020, the revolving credit facility will be reduced to HK$4.68 billion on March 31, 2020 and any revolving credit loans in excess of HK$4.68 billion outstanding on such date shall be permanently prepaid together with accrued interest on such date. In addition, if any initial or subsequent extension to the subconcession arrangement expires prior to March 31, 2022, the revolving credit facility will be reduced to HK$4.68 billion on the date of the expiry of such gaming subconcession arrangement.

The Amended and Restated Credit Agreement will bear interest at a fluctuating rate per annum based on HIBOR plus a margin in the range of 1.375% to 2.50% per annum, as determined by the MGM China’s leverage ratio.

The material subsidiaries of MGM China guaranteed the Amended and Restated Credit Agreement, and MGM China, MGM Grand Paradise and such subsidiaries will grant a first priority security interest in substantially all of their assets to secure the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, which impose restrictions on, among other things, the ability of MGM China and its subsidiaries to make investments, pay dividends and sell assets, and to incur additional liens. MGM China is also required to maintain compliance with a maximum consolidated total leverage ratio and a minimum interest coverage ratio. In addition, if the Company ceases to own more than 50% of the share capital of MGM China then all outstanding loans under the Amended and Restated Credit Agreement will be immediately due and payable.

The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

The representations, warranties and covenants contained in the Amended and Restated Credit Agreement were made only for purposes of the Amended and Restated Credit Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the Amended and Restated Credit Agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Amended and Restated Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Amended and Restated Credit Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of MGM China.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)    Not applicable.

(b)    Not applicable.

(c)    Not applicable.

(d)    Exhibits:

Exhibit No.	Description

10.1	Fifth Supplemental Agreement, dated June 15, 2018, by and among MGM China Holdings Limited, MGM Grand Paradise, S.A., and certain Lenders and Arrangers party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2018

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Chief Corporate Counsel and Assistant Secretary